Exhibit 99.1

Span-America Acquires M.C. Healthcare Products Inc.

Expects Acquisition to be Accretive to Fiscal 2012 Earnings

GREENVILLE, S.C.--(BUSINESS WIRE)--December 9, 2011--Span-America Medical Systems, Inc. (NASDAQ: SPAN) announced today that it has acquired substantially all the assets of M.C. Healthcare Products Inc. (MCHP). MCHP, located in Beamsville, Ontario, Canada, is a privately-owned manufacturer and marketer of medical bed frames and related products for the long term care market.

“We are excited about combining M.C. Healthcare with Span-America to leverage our product solutions and marketing opportunities in the long term care market,” stated Jim Ferguson, president and chief executive officer of Span-America. Ferguson says the move will expand the company’s market potential by bundling a robust line of medical bed frames with Span-America’s broad line of branded therapeutic support surfaces. “M.C. Healthcare’s product line fits very well with our current medical business,” he said. “We already sell to many of the same customers, attend the same trade shows and have similar sales and marketing efforts.” The company expects the acquisition to be accretive to its earnings in fiscal 2012.

MCHP reported sales of CDN $12.2 million and operating profit of CDN $170,000, which includes non-recurring and owner-related expenses of CDN $1.5 million and CDN $84,000 in depreciation and amortization for the fiscal year ended July 31, 2011.

Under the terms of the transaction, Span-America acquired, through a wholly-owned subsidiary, substantially all of the assets of MCHP for CDN $8.0 million cash plus 100,000 shares of Span-America common stock. The purchase price is subject to certain working capital adjustments as set forth in the acquisition agreement. Span-America will fund the acquisition through a combination of cash on hand and proceeds from a renewal of its $10 million revolving credit facility that includes a temporary line-of-credit increase from $10 million to $13 million. The assets purchased consist primarily of accounts receivable, inventory, manufacturing equipment and intellectual property. Liabilities assumed consist primarily of ordinary course accounts payable and accruals. The transaction is expected to result in goodwill of approximately CDN $6.5 million.

Span-America will operate MCHP under the registered business name M.C. Healthcare Products, a division of Span Medical Products Canada Inc. (Span-Canada), which is a newly formed British Columbia corporation and wholly-owned subsidiary of Span-America Medical Systems, Inc. Span-Canada will operate the business from MCHP’s 50,000 square foot manufacturing and showroom facility in Beamsville, Ontario under a five-year lease agreement with an option to buy or continue the lease at the end of the lease term.

MCHP has 54 employees and 17 independent manufacturer’s representatives. Span-Canada will offer continued employment to all current MCHP employees under substantially the same terms and conditions as they are currently employed, with the exception of the president and majority shareholder who is retiring. MCHP’s manufacturing employees are represented by the Sheet Metal Workers’ International Association, Local Union #540. Span-Canada will assume MCHP’s responsibilities under the collective agreement currently in place and will become the successor employer for purposes of that agreement. In addition, Span-Canada will offer to engage the manufacturer’s representatives under the same terms and conditions under which they are currently engaged.

About M.C. Healthcare Products Inc.

M.C. Healthcare Products Inc. manufactures and markets the Maxxum, Advantage and Rexx series bed frames, as well as related case goods, mattresses, tables and seating products, specializing in the long term care market. Approximately 60% of MCHP sales are exported to the U.S., and the remaining 40% are sold in Canada. For more information about MCHP and its products, see www.mchealthcare.com.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. The company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer